Citibank Tower, Citibank Plaza
3 Garden Road, Hong Kong
P.O. Box 14, Hong Kong

Strictly Private & Confidential

January 1, 2009

Mr. Stephen Bird

Dear Stephen,

Employment Agreement

We are pleased to transfer your employment to Citibank, N.A., Hong Kong Branch, (together with its affiliates and any successors or assigns of any thereof, the "Company" ). The terms and conditions of your employment are as follows:

Position	Chief Executive Officer, North Asia
Head of Consumer Banking & Global Cards, Asia Pacific

Officer Title	Managing Director at grade level "E"

PRE-CONDITIONS

Your employment will be conditional upon your obtaining an appropriate work visa to work in Hong Kong (if applicable), verification of your licences/qualifications (if applicable) and satisfactory reference and background checks.

COMPENSATION

Base salary
HK$3,347,607 per annum, payable in twelve equal monthly installments one work day before the last work day of each month. Your base salary during the first and last month of your employment will be prorated to reflect the actual number of days you are in the Company's employment.

Organised under the laws of U.S.A. with limited liability                                    Citibank N.A.

Citibank Tower, Citibank Plaza
3 Garden Road, Hong Kong
P.O. Box 14, Hong Kong

Annual Discretionary	You may be eligible to receive annual discretionary incentive and retention awards

Incentive and Retention Award
which would be paid when all other Company annual discretionary incentive and retention award is paid each year. The exact amount payable, if any, is based on your performance, the performance of your business as well as the Company's performance. Any such incentive and retention award may be payable partly in cash and, partly in restricted or deferred stock award(s) pursuant to and subject to the terms of the Capital Accumulation Prograrn(s) ("CAP") then in effect. In order to receive any incentive and retention award, you must be employed on the day the award is made.

Organised under the laws of U.S.A. with limited liability                                    Citibank N.A.

Citibank Tower, Citibank Plaza
3 Garden Road, Hong Kong
P.O. Box 14, Hong Kong

Capital Accumulation Program(s)
CAP is an incentive and retention award program designed to increase employee share ownership, motivation and retention. CAP award(s) may be made to eligible employees at the discretion of the Company. Generally, CAP award(s) of restricted or deferred shares of Citi stock will be made to certain eligible employees who are selected to receive incentive and retention award for each performance year. An employee participating in CAP will receive CAP award(s) in addition to cash incentive award. Employees who may be eligible in 2009 will receive detailed information about CAP later. This information will explain how CAP works.

Housing
You will be entitled to receive a benefit-in-kind for housing. The Company will provide you with a place of residence and the monthly rental payments will be paid by the Company to the lessor. In terms of dollar value, the current housing benefit provided is HK$300,000 per month. This dollar value excludes government rates, building management fees and utilities which will be paid by the Company and are also considered as part of the housing benefit provided.

BENEFITS

As you are a transfer employee, the Company will recognize your continuity of service for the purposes of benefits entitlement and accrual. Your original employment date (i.e. October 5, 1998) will be used to determine benefits eligibility. In particular, this will reflect in your vacation entitlement and pension vesting in Hong Kong.

The Company offers a comprehensive benefits package, the details of which are set out in the Employee Handbook, including, amongst other staff benefits:

Group Insurance Benefits	Eligible immediately.

This includes Medical Dental, term-Life and Personal Accident Insurance Schemes.

Retirement Scheme	Eligible immediately.

You have the option of joining Citibank, N.A. 1987 Retirement Plan, or the Mandatory Provident Fund Scheme. Both Schemes are amended from time to time, subject to the rules of the Scheme.

According to the proportionate taxation rule issued under the Inland Revenue Ordinance, part of your Retirement Benefits may exceed the maximum tax-free limit and therefore may be subject to salaries tax upon payment when you leave the Company or retire.

Vacation Entitlement
You will be entitled to 22 working days' vacation for each calendar year. During the first and last year of your employment, depending on your transfer date, your annual leave entitlement will be prorated according to the benefits policy as set forth in the Employee Handbook, and will be available after three months' service in Hong Kong.

Organised under the laws of U.S.A. with limited liability                                    Citibank N.A.

Citibank Tower, Citibank Plaza
3 Garden Road, Hong Kong
P.O. Box 14, Hong Kong

Personal Loan	Eligible immediately

The Company reserves the right to change the benefits set forth therein at any time and without notice.

RELOCATION

Please refer to the attached letter.

TAXATION

Unless otherwise stated in this letter, you will be solely responsible for your personal tax liabilities in Hong Kong or elsewhere in respect of any amounts received pursuant to your employment with the Company.

TERMINATION

(a)	Either party may terminate the employment by giving appropriate written notice as per below to the other party, or by payment in lieu of notice.

You agree to not resign, retire or otherwise terminate your employment with the Company without first giving the Company 75 days prior written notice of the effective date of your last day of employment if, at the time of notice, you are a Managing Director, 50 days prior written notice if you are a Director, or 30 days prior written notice if you are below Director. The Company may, in its sole discretion:

(i)
waive all or any part of the applicable notice period and consider your termination effective on any such earlier date as determined by it which shall not be sooner than 2 business days from the date of your notice;

(ii)	remove you from any assigned duties, assign you to other duties or require you to remain away from its offices, during all or any part of the applicable notice period; and/or

(iii)	elect to accelerate your then current salary for the applicable notice period and pay it to you in lieu of notice.

(d) For the purpose of this letter, a termination "for cause" shall mean a termination pursuant to any grounds on which the Company is entitled to summarily terminate the employment in accordance with the Employment Ordinance (Cap 57) of Hong Kong or breach of any policies or regulations of the Company.

ACT IN GOOD FAITH

Throughout your employment and during the applicable notice period, you will not in any way, directly or indirectly, solicit or induce or attempt to solicit or induce away from the Company or any subsidiary or affiliate of the Company in Hong Kong or elsewhere any business from any of their respective customers, clients or accounts with whom you have had contact during employment or any of their respective employees. In the event of a breach, the Company is entitled to pursue any proceedings it deems necessary to enforce its rights and interests under this provision for and on behalf of itself or its affected subsidiary or affiliate.

In addition, you acknowledge and recognize the highly competitive nature of the businesses of the Company and accordingly agree as follows:

(i)
For a period of three (3) months from your last day of employment with the Company, you will not enter into competitive endeavors and will not undertake any commercial activity which competes with any business carried on by the Company or Citigroup in Hong Kong with which you were materially involved in, concerned with or connected with during the last twelve (12) months of your employment with the Company.

(ii)
For a period of three (3) months from your last day of employment with the Company, you will not in any way, directly or indirectly, induce or attempt to induce or otherwise counsel, advise, encourage or solicit any person to leave the employment ofthe Company or Citigroup.

(iii)
You acknowledge that should you breach (i) or (ii) above, the Company and Citigroup will suffer immediate and irreparable harm and that money damages will be inadequate relief. Therefore, you agree that the Company and Citigroup will be entitled to injunctive relief to enforce this paragraph and you consent to the issuance by a court of competent jurisdiction of a temporary restraining order, preliminary or permanent injunction to enforce its rights under (i) and (ii) above.

Organised under the laws of U.S.A. with limited liability                                    Citibank N.A.

Citibank Tower, Citibank Plaza
3 Garden Road, Hong Kong
P.O. Box 14, Hong Kong

ASSIGNMENT

Your obligation hereunder is personal and may not be assigned by you. The Company may however assign this employment contract, or second you, to any of its affiliates or subsidiaries in Hong Kong or overseas. The benefits of this employment contract shall inure to the benefit of the Company's assigns, transferees and successors.

SEVERABILITY

In the event that any provision of this letter shall be determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

ENTIRE AGREEMENT

This letter sets out all the terms and conditions of your employment and supercedes any other documents, discussions or agreements that you may have had with the Company or any officer or agent of the Company prior to the date hereof.

COMPLIANCE WITH RULES AND POLICIES

Throughout your employment you will be subject to, and you hereby agree to abide by, the Company's policies and procedures including, without limitation, the Employee Handbook and the Code of Conduct, that are in effect from time to time.

GOVERNING LAW

This letter shall be construed and governed in accordance with the laws of Hong Kong. The parties irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong to hear any disputes arising out of or in connection with this letter.

Organised under the laws of U.S.A. with limited liability                                    Citibank N.A.

Citibank Tower, Citibank Plaza
3 Garden Road, Hong Kong
P.O. Box 14, Hong Kong

Should you decide to accept the offer outlined above, please acknowledge your acceptance by signing and returning to us the duplicate copy of this letter. In the meantime, if you have any further questions regarding our offer of employment, please do not hesitate to contact us.

Sincerely yours,
For and on behalf of
Citibank N.A. Hong Kong Branch

/s/ Terry Endsor
Terry Endsor
Head of Human Resources
Citi Asia Pacific

I accept all the terms and conditions of this letter including, in particular, my obligations to reimburse the Company of any Special Payments. I confirm that I have obtained the appropriate work visa to work in Hong Kong. I further confirm that I am not subject to any fine, suspension or any other regulatory action in Hong Kong or elsewhere and that I am not aware of any contractual or similar impediment to entering and performing my obligation under the terms of this letter.

/s/ Stephen Bird                    8th Jan 2009
Stephen Bird                    Date

Organised under the laws of U.S.A. with limited liability                                    Citibank N.A.

Citibank Tower, Citibank Plaza
3 Garden Road, Hong Kong
P.O. Box 14, Hong Kong

Mr. Stephen Bird

Relocation Benefits

The Company offers a comprehensive relocation package and you will be eligible to receive the following benefits:

Shipment of household goods
The Company will arrange to ship your household goods from Singapore to Hong Kong and will provide household goods transit insurance for your surface and air shipments.

The Company may provide permanent storage fees for your household goods items, if necessary.

Airfare
The Company will reimburse the cost of one-way airfare from Singapore to Hong Kong for you and your spouse and your unmarried dependent children living in the same household to take up your employment. Tickets may be arranged through one of the Company's authorized travel agents.

Loss of Car Sale
You will be entitled to Loss of Car Sale in accordance with the Company's policy.

Temporary accommodation
The Company will provide temporary accommodation (basic room rates and taxes) for up to thirty (30) days in Hong Kong.

Tax Preparation Services
The Company will provide annual tax return preparation services by the Company's designated accountants during your employment for both of your host and home country income tax.

Personal Tax
You will be solely responsible for ensuring that any personal income tax liabilities arising from these benefits are fully discharged.

Please countersign the copy of this letter to confirm your agreement to these terms.

/s/ Terry Endsor                        _______________________
Authorized by: Terry Endsor                     Date

/s/ Stephen Bird                        8/01/2009_______________
Agreed by: Stephen Bird                    Date

Organised under the laws of U.S.A. with limited liability                                    Citibank N.A.

Organised under the laws of U.S.A. with limited liability

June 17, 2015

PRIVATE & CONFIDENTIAL

Stephen Bird
CEO, Asia Pacific Region
Citi
3 Garden Road, Central
Hong Kong    HKG

Dear Stephen:

Citi Expatriate Program-Assignment Letter

On behalf of Global Mobility, I am pleased to confirm the terms and conditions of your expatriate assignment to Global Consumer Banking in the United States pursuant to the Citi Expatriate Program (your “Expatriate Assignment”). Global Mobility is the unit within Citi that oversees administration of the Citi Expatriate Program. “Citi” refers to Citigroup Inc. and its subsidiaries, including your current employer at Citi and the host company or companies that make up the business unit in your assignment location in the United States, which is your assignment country.

Your Expatriate Assignment is scheduled to start on July 1, 2015, subject to you obtaining the necessary visa. Citi will assist you and your family in obtaining the appropriate documents.

EMPLOYMENT STATUS

During the term of your Expatriate Assignment, you shall remain an employee of Citibank N.A., Hong Kong Branch as set out in your employment agreement dated January 1, 2009 (your “Employment Agreement”), which will be lending your services to Global Consumer Banking and Citibank N.A. in the United States pursuant to an inter-company agreement for the supply of employee services. Please be advised your Expatriate salary and benefits will be administered by Citibank, N.A. in the United States as agent for your employer, pursuant to the terms and conditions of the Citi Expatriate Program. During this time you will not be an employee of Citibank, N.A. in the United States.

This letter is not an employment contract or a guarantee to employ you for any definite period of time or at any place at any time. To the extent legally permissible, your employment by Citi at all times is on an “at-will” basis and may be terminated at any time (subject to any applicable notice provisions in your Employment Agreement) by you or by Citi. In the event you voluntarily apply for and are granted permanent resident status or citizenship in the United States, your Expatriate Assignment may be terminated.

CITI EXPATRIATE PROGRAM

The current terms and conditions of the Citi Expatriate Program are described in detail in the Expatriate Handbook. The most recent edition of the Expatriate Handbook has been delivered to you together with this letter. You should refer to the Expatriate Handbook for more detailed descriptions of matters summarized in this letter. In the event of any conflict between the description of an item of expatriate compensation or other feature of the Citi Expatriate Program in this letter and its description in the most recent edition of the Expatriate Handbook, the Expatriate Handbook will control.

Because you will remain an employee of Citibank N.A., Hong Kong Branch during the term of your Expatriate Assignment, you are not eligible for any benefits or salary provided to Citi employees who are employed under local terms and conditions in the United States. However, while on Expatriate Assignment you will be subject to certain local practices and customs, such as office hours and dress policies, holiday schedules and, if applicable, restrictions in certain countries on participation in Citi equity compensation and investment programs. Also, you must comply with all regulatory systems and controls, and internal policies and procedures, including with respect to the effective management of risk that apply in your assignment country.

This letter summarizes key elements of the expatriate policies regarding compensation, allowances, reimbursements, tax equalization and other benefits that apply to Citi Expatriates generally and to your Expatriate Assignment specifically. The preliminary salary worksheet attached to this letter will provide you with an estimate of your compensation and the allowances you will be eligible for during your Expatriate Assignment. Allowances fluctuate based on various factors, including exchange rates, other market data, and conditions in the assignment country, and are subject to change. Refer to the most recent Expatriate Program Handbook or contact me for additional details regarding specific allowances.

DURATION OF AND REASON FOR ASSIGNMENT

It is anticipated that your participation in the Citi Expatriate Program to fill a specific need as CEO of Global Consumer Banking will end on December 31, 2016, but in any event will not exceed three complete years (36 months), subject to business requirements, market conditions, your job performance and other factors to be considered at Citi’s discretion. If your participation extends beyond three complete years (36 months), during the fourth year, Citi, in its sole discretion, may extend your participation or begin to explore other options, including but not limited to, termination of participation.

It is anticipated upon termination of your participation (subject to agreement by your Citi employer and/or the assignment host or other relevant parties), Citi shall offer you employment under local terms and conditions in the assignment country, the United States. However if this should change and provided you have not resigned and your employment has not been terminated involuntarily for cause, if you are not offered (or you do not accept) continued employment with Citi upon termination of your participation, Citi will provide relocation assistance, as detailed in the Expatriate Handbook, to repatriate you to Hong Kong.

EXPATRIATE SALARY AND OTHER COMPENSATION

As of the start date of your Expatriate Assignment, your annual gross base salary will be HK$ 3,877,923 and your job level is Managing Director . As always, your salary remains subject to change, but for the duration of your Expatriate Assignment to Global Consumer Banking in the United States, your compensation country will be Hong Kong and your salary will be paid in Hong Kong Dollars. Additional details regarding expatriate salary administration can be found in the Expatriate Handbook under the heading “Compensation.”

Notwithstanding any other provisions of this letter to the contrary, incentive compensation awarded to you and other compensation payable to you during your Expatriate Assignment may be subject to structures and terms and conditions established in accordance with applicable regulatory requirements in your assignment country, as determined by Citi. Any such requirements are subject to change at any time.

Your salary and any other payments you may receive as a participant in the Citi Expatriate Program are subject to such deductions as are required by law, and as provided pursuant to the Citi Expatriate Program’s tax equalization policy. Elements of the tax equalization policy and other policies and procedures regarding expatriate taxation, including your responsibilities in this regard, are further described below and in greater detail in the Expatriate Handbook under the heading “Tax.” Note that as part of tax equalization, you may be required to make payments to Citi from time to time, including after your Expatriate Assignment has ended.

As a participant in the Citi Expatriate Program, you will be eligible for the following benefits, subject to the applicable terms and conditions described in detail in the Expatriate Handbook:

Annual home leave ticket to designated country	Housing and utilities allowance
Destination service assistance	Household goods shipment and transit insurance
Excess baggage of US$500 per person (each way)	Moving allowance
Final transportation	Pre-assignment medical examinations/inoculations
Goods & Services differential (if applicable)	Pre-assignment trip (house hunting)
Home country permanent storage	Lease break on sending country property
School visitation trips (Economy-class)	Tax equalization/tax protection and tax preparation services
Temporary living in assignment location

To cover any difference in the cost of goods and services between Hong Kong and New York, you may receive a monthly Goods and Services (G&S) differential payment. The amount of this payment can change monthly depending on inflation, foreign exchange rates, family size, and salary (capped at HK$ 1,165,000 ). It is paid only if the cost of goods and services in New York, as determined by our outside consultant, exceeds the costs in Hong Kong. You acknowledge that receipt of a G&S differential payment in one month is not a guarantee that you will receive a G&S differential payment in the same amount (or any amount) in any subsequent month.

Your housing and utility allowance will be paid monthly, beginning with the month in which you occupy expatriate housing. This housing and utility allowance replaces the housing benefit described in your Employment Agreement, which benefit is suspended while you reside in the United States under your Expatriate Assignment. The initial amount of your allowance is based on your current job level and family size (which includes only those dependents who accompany you on Expatriate Assignment) and is limited to an amount determined for your assignment country. The housing and utilities allowance is subject to periodic reviews and may change based upon survey data provided by an independent consultant, or upon changes in your family. You agree to notify Citi promptly of any changes in your family status or if any accompanying family members cease to live with you full-time in the assignment country. You agree that you will be solely responsible for any rental and utility costs in excess of the housing and utilities allowance. We encourage you not to purchase a home in the assignment location while on Expatriate Assignment as you will forfeit your housing and utility allowance benefit if and when you do.

As an initial moving allowance, you will receive a one-time lump-sum payment of HK$ 77,560 to cover some of your incidental moving expenses.

EXPATRIATE HANDBOOK

All of the benefits, allowances, and policies referred to in this letter are subject to the terms, conditions and limitations set forth in the Expatriate Handbook, as it may be modified from time to time. Please note that your participation in the Citi Expatriate Program and entitlement to these benefits is subject to your satisfactory performance of certain responsibilities in connection with the administration of these benefits, especially your obligations to submit reimbursement requests within certain deadlines, to provide timely and effective cooperation in the tax return preparation process, to promptly refund to Citi any overpayments you may receive, to promptly pay any tax equalization balance owed to Citi and to promptly realize and return to Citi the value of certain tax credits and benefits that accrue to you but that rightfully belong to Citi pursuant to the tax equalization policy, as described in the Expatriate Handbook. If you fail to perform any of these obligations, you may lose your eligibility for expatriate benefits, and you may be subject to disciplinary action. By signing this letter and accepting your Expatriate Assignment, you affirm that you have read and that you understand the Expatriate Handbook and that you accept these obligations. You may contact Global Mobility if you have any questions. Contact information can be found under the contact section of the Global Mobility Citi For You site.

The terms and conditions of expatriate benefits and the policies and procedures that make up the Citi Expatriate Program may change. The Expatriate Handbook will be updated from time to time to reflect such changes or to clarify certain matters. The most recent version of the Expatriate Program Handbook will be available on the Global Mobility Citi For You site.

If a benefit specified above as applying to you is eliminated entirely from the Citi Expatriate Program, you will remain eligible for such benefit until the conclusion of your Expatriate Assignment, as provided in the most recent version of the Expatriate Handbook prior to its elimination, but subject to modification in the ordinary course of business. Unless you are notified otherwise, you will be eligible for any benefits added in subsequent editions of the Expatriate Handbook, subject to the terms and conditions described therein.

TAX MATTERS AND EXPATRIATE RESPONSIBILITIES

During your Expatriate Assignment, you will be tax equalized to Hong Kong. The tax equalization policy and the expatriate benefits you will receive are designed with the intent that your out-of-pocket costs for certain living expenses while on Expatriate Assignment, including income taxes, will be similar to what you would have paid had you been or remained an employee under local terms and conditions in your compensation country. To ensure the fair and equitable administration of the Citi Expatriate Program, you agree to follow the procedures and policies outlined in the Expatriate Handbook, and specifically, to assume the following responsibilities:

•	Actual and Hypothetical Taxes
As provided in the Expatriate Handbook, as part of the tax equalization process, Citi will pay all income taxes to all taxing jurisdictions on total Citi compensation (and taxable expatriate allowances, reimbursements and benefits) paid during your Expatriate Assignment. During this same period, Citi will deduct hypothetical taxes from your expatriate salary each month, and from any incentive compensation, including cash bonuses, performance share units, deferred cash awards and equity compensation that is paid to you during your Expatriate Assignment. You will be responsible for paying hypothetical tax to Citi in cash on any income from Citi equity awards during your Expatriate Assignment (e.g., stock option exercise gains and the value of stock awards at vesting) to the extent the amount of hypothetical tax due on such income may not be deducted in shares. Payment of hypothetical tax on income from Citi equity awards will be due immediately at the time of the relevant transaction, and if provision for immediate payment in full is not made, your equity award transaction or your rights to the award may be cancelled.

Hypothetical taxes, calculated on your Citi compensation (including equity compensation), will be based on Hong Kong income tax law in effect at the time each item of Citi compensation is paid to you, as determined by Citi and its tax and legal advisors. By accepting your Expatriate Assignment, you agree to pay hypothetical tax in accordance with the tax equalization policy. You acknowledge that your hypothetical tax obligation to Citi may exceed the amount of actual tax you would pay on the same income were you not subject to the tax equalization policy.

You will be responsible for all actual taxes due on any non-Citi income, but, as more fully explained in the Expatriate Handbook, you may claim a limited right to tax protection for non-Citi income that becomes subject to tax in your assignment country. If you receive income from Citi performance share units, equity or deferred cash awards after your Expatriate Assignment has ended but that is subject to tax in a former assignment location, you may also be entitled to a limited tax protection benefit, as more fully described in the Expatriate Handbook.

As more fully described in the Expatriate Handbook, Citi’s expatriate tax preparer, currently PricewaterhouseCoopers (“PwC”), may prepare an annual tax equalization calculation to compare the hypothetical tax withheld from your compensation and paid by you during each year of your Expatriate Assignment to your total hypothetical tax liability for the year on an annualized basis. If the calculation shows a balance owing to you, it will be paid by Citi within 30 days. If the calculation shows a balance owing to Citi, you agree to pay the outstanding hypothetical taxes within 30 days of the date of your final tax reconciliation statement for the year. If you fail to pay by this deadline, you may be subject to disciplinary action.

•	Filing Tax Returns
You agree to cooperate with PwC in preparing any required income tax returns; including providing PwC with any required information in a timely manner and ensuring that it is complete and accurate in all material respects. You will be liable for any charges, penalties and interest assessed by the taxing authorities as a result of any untimely or inaccurate submissions by you.

•	Payment of Certain Tax Benefits to Citi
Because Citi will pay your actual tax liabilities on Citi compensation and taxable expatriate allowances, reimbursements and benefits, and the “tax” you pay on such income will be limited to hypothetical tax on Citi compensation, you agree that Citi will be entitled to receive the value of any foreign tax credits or other tax benefits you may claim on your personal tax returns. Citi or PwC will advise you as to any such benefits that may be claimed on your personal tax return and you will be entitled to tax preparation services after your Expatriate Assignment has ended to the extent necessary for you to realize such benefits. As a condition to your Expatriate Assignment, you agree to use your best efforts to realize any such benefits at the earliest possible opportunity and to pay the value of such benefits to Citi within 30 days of the date you file the applicable tax return on which they were utilized, or if sooner, upon your receipt of a corresponding income tax refund. You agree that this obligation may survive the termination of your Expatriate Assignment or your employment by Citi.

EMPLOYEE BENEFITS AND COUNTRIES DEFINED

Generally you will remain eligible for mandatory or government social/welfare programs in your pension country to the extent legally possible, and you will not be eligible for any company or government provided benefits in your assignment country, unless required by law.

•	Employee Benefits
Throughout your Expatriate Assignment, you will be eligible for the expatriate health and insurance program, which includes medical and dental coverage. Information on your other broad-based expatriate benefits will be provided to you under separate cover. During your Expatriate Assignment, you will not be eligible for local employee benefit programs in Hong Kong, except for retirement plans (to the extent permitted or required under the terms of the Expatriate Program).

•	Countries Defined
Your Expatriate Assignment will typically impact more than one jurisdiction. In order to facilitate the best possible management of expatriate benefits, the countries to which you have a relationship during your Expatriate Assignment are specified as follows:

Your assignment country is the United States and your compensation country is Hong Kong.

Your pension country is Hong Kong. You will continue to be covered under the Employee Choice Retirement Plan (ECRP) and Total & Permanent Disability (TPB) which is the current retirement plan for your pension country for which you are eligible.

Your home leave country is the United Kingdom and is the country to which you and your family may take your annual home leave.

VARIATION OR TERMINATION OF POLICY AND/OR TERMS OF ASSIGNMENT

Citi reserves the right to modify, amend and/or discontinue any of the benefits, policies or other terms and conditions of the expatriate program described in this letter and/or the Expatriate Handbook at any time and from time to time. Citi also maintains, and you acknowledge by signing below, that the place of work is not an essential element of the employment relationship and can be changed by Citi, in its sole discretion.

NOTICE

Your employment may be terminated in accordance with the notice provisions set out in your Employment Agreement.

The benefits described in this letter and Expatriate Handbook, and your participation in the Citi Expatriate Program (except with respect to any rights and obligations that expressly survive termination of your Expatriate Assignment, such as rights to repatriation, reimbursement of expenses or tax protection, if applicable, and any payments that may be owed by you to Citi), will cease on the termination of your Expatriate Assignment.

You should refer to the section of the Expatriate Handbook titled “Conclusion of Expatriate Assignment” for further information on what happens in the event of the termination of your employment (by Citi or by you) during your Expatriate Assignment.

RIGHT OF SET OFF

As a condition of your participation in the Citi Expatriate Program, you agree that any obligation you incur as a participant in the Citi Expatriate Program to pay or refund any amount to Citi (including your obligation to realize and pay to Citi certain tax benefits) will survive the termination of your Expatriate Assignment and the termination of your employment with Citi; that, to the extent permitted by applicable law, any such amounts owed by you may be set off against salary, deferred compensation and incentive awards, or any other amounts owed to you by Citi; and that this right of set off will be in addition to any other legal or equitable remedies that may be available to Citi if amounts owed by you are not timely paid in full. You agree that amounts owed by you to one Citi entity may be set off against amounts payable to you by another Citi entity.

DATA PRIVACY

By signing this letter, you agree that Citi, any affiliated company, and third parties may, in connection with your employment and/or your Expatriate Assignment (during and after termination), process personal data (including sensitive personal data) for the purposes of managing your employment and assignment arrangements (for example, for the provision of benefits to you), for compliance with legal and regulatory obligations (including, but not limited to, the prevention and detection of crime and anti-terrorism), for the purpose of Citi’s business or other legitimate interests or as otherwise required or permitted by law or regulation. Because of the international nature of an expatriate assignment, your personal data will, subject to applicable law, be transferred to other countries for the purposes of managing your Expatriate Assignment. This means that personal data will be transferred to countries, particularly the United States, where Citi’s data servers are located. Each country provides different standards of legal protection of personal data.

REPAYMENT AGREEMENT

If your employment with Citi or one of its subsidiaries or their affiliates (jointly and severally “Citi”) terminates for any reason within 12 months after the start date of your Expatriate Assignment, other than if your employment is involuntarily terminated because of (a) a staff reduction or realignment of the work force causing elimination of your position, (b) a significant reduction, change or elimination of the need for specialized skills, (c) a relocation or dissolution of business, (d) the sale of any portion of a business if you are not offered a position by the acquiring organization at substantially the same salary rate, or (e) a schedule change that results in a loss of eligibility for benefits or a change in employment status from full-time to part-time (or vice-versa), you agree to repay the gross amount of all of the relocation expenses paid or reimbursed by Citi to you or on your behalf in accordance with the Citi Expatriate Program (your “Relocation Expenses”). For the avoidance of doubt, “gross amount” of your Relocation Expenses means the amount of each relocation benefit paid or reimbursed by Citi to you or on your behalf, plus the actual tax liability on such amounts paid or payable on your behalf by Citi pursuant to the tax equalization policy.

You understand and voluntarily agree that the gross amount of any Relocation Expenses that you owe Citi may be deducted from any amounts or wages owed to you by Citi upon the termination of your employment, to the extent permitted by applicable law. If these deductions are insufficient to reimburse Citi fully, you will remain liable for the balance of such Relocation Expenses and agree to pay Citi that balance within three months after your termination date.

SIGNATURE

Please sign and date two copies of this letter and return one copy to me and retain the other copy for your records. By signing below, you agree to the terms and condition and to abide by the policies of the Citi Expatriate Program and your Expatriate Assignment as summarized and set forth in this letter and the Expatriate Handbook, which you acknowledge that you have read and understood.

I wish you much success in your new assignment.

Sincerely,

/s/ Heather Cummo                Date: 6/17/2015
Heather Cummo
Global Mobility Coordinator

Accepted by:    /s/ Stephen Bird        Date: 22/6/2015

Attachment:     Expatriate Pay Statement Estimate

	EXPATRIATE PAY STATEMENT ESTIMATE

NAME:	Stephen Bird	GEID:
HOME LOCATION:	Hong Kong	HOST LOCATION:	New York
MARITAL STATUS:	Married	LIVING AT POST:
STAFF TYPE:	Program A	TAX EXEMPTIONS:
LEVEL:	MD	HARDSHIP ALLOW%:	0
HOST TO HOME FX RATE:	0.12902726	JOB GRADE:	6

This is a preliminary salary worksheet.  It provides an estimate of your compensation and allowances under the expatriate program.  This statement is an estimate of net pay.  It includes medical and dental voluntary deductions. Allowances fluctuate based on various conditions, including exchange rates.  For additional details, please refer to the Expatriate Handbook.

		Monthly (HKD)	Annual (HKD)	Monthly (USD)	Annual (USD)
COMPENSATION	BASE SALARY	323,160.25	3,877,923.00	$41,696.48	$500,357.78
ALLOWANCES	HOUSING ALLOWANCE	93,003.60	1,116,043.20	$12,000.00	$144,000.00
	UTILITY ALLOWANCE	5,812.73	69,752.70	$750.00	$9,000.01
	GOODS & SVC ALLOWANCE	7,694.40	92,332.80	$992.79	$11,913.45
PRE-TAX DEDUCTIONS	MEDICAL CONTRIBUTION	-3,617.25	-43,407.00	-$466.72	-$5,600.69
	DENTAL CONTRIBUTION	-113.75	-1,365.00	-$14.68	-$176.12
HYPO TAX PAID BY EMPLOYEE	HYPO FEDERAL - HONG KONG	-46,967.24	-563,606.88	-$6,060.05	-$72,720.65

NET PAY		378,972.74	4,547,672.88	$48,897.81	$586,773.77

Below is a brief summary of expatriate eligible allowances:

Housing Allowance:  Citi will contribute towards the cost of housing in the assignment country up to housing allowance limits established in the assignment location. They are based on job level/position and family size at the assignment location. Your housing allowance limit is 12,000.00 /month (amount in local currency).

Utility Allowance:  You will be reimbursed for utilities expenses such as water, gas, electricity and home heating fuel separately, up to a limit established for the host country. In locations where an established utility allowance does not exist, actuals will be reimbursed per policy. Consult with your Assignment Country Mobility Coordinator for additional details. Your utility allowance limit is 750.00 /month (amount in local currency).

Goods and Services (G&S) Allowance:  When everyday living costs are higher in the assignment location than in the compensation country, Citi will pay a G&S differential. This is based on spendable income up to a predetermined maximum annual base salary, actual family size (up to a maximum of six eligible family members including Expatriate), expatriate living costs in the assignment location, and exchange rates.

Index:	123.37
Family Size:
Exchange Rate:	0.1290272
Spendable:	474,392.65

Moving Allowance:  A lump-sum net moving allowance of HKD 77,560.00 will be credited to your account once you have started your expatriate assignment.

Wednesday, June 17, 2015